ASPEN DIVERSIFIED FUND LLC
                  (A Delaware Limited Liability Company)

                    LIMITED LIABILITY COMPANY AGREEMENT




THE SECURITIES REPRESENTED BY AND ISSUED PURSUANT TO THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE TRANSFERRED WITHOUT REGISTRATION UNDER SUCH LAWS OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER SUCH LAWS.

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                               Table of Contents
                                                                        Page

ARTICLE I	DEFINITIONS................................................1

                1.1     Account............................................1
                1.2	Accounting Period..................................1
                1.3	Act................................................1
                1.4	Additional Investing Member........................1
                1.5	Additional Managing Member.........................1
                1.6	Affiliate..........................................1
                1.7	Agreement..........................................1
                1.8	Assignee...........................................2
                1.9	Bankruptcy.........................................2
                1.10	BHC Act............................................2
                1.11	BHC Limit..........................................2
                1.12	BHC Investing Member...............................2
                1.13	Capital Account....................................2
                1.14	Capital Contributions..............................2
                1.15	Certificate........................................2
                1.16	Class..............................................2
                1.17	Code...............................................2
                1.18	Commodity Interests................................2
                1.19	Event of Withdrawal................................2
                1.20	Financial Instrument...............................2
                1.21	Fiscal Year........................................3
                1.22	Company............................................3
                1.23	High Water Date....................................3
                1.24	High Water Mark....................................3
                1.24	Incentive Allocation...............................3
                1.26	Incentive Allocation Period........................3
                1.27	Investee Pool......................................3
                1.28	Legal Counsel......................................3
                1.29	Management Fee.....................................3
                1.30	Managing Member....................................3
                1.31	Member.............................................3
                1.32	Net Asset Value....................................3
                1.33	Net Asset Value per Unit...........................4
                1.34	New Net Profits....................................4
                1.35	Non-Voting Interests...............................4
                1.36	Person.............................................4
                1.37	Private Placement Memorandum.......................4
                1.38	Redeeming Member...................................4
                1.39	Redemption Notice..................................4
                1.40	Securities Act.....................................4
                1.41	Substitute.........................................4
                1.42	Sub-Advisor........................................4
                1.43	Tax Matters Member.................................4
                1.44	Treasury Regulations...............................4
                1.45	Units..............................................5
                1.46	Unit Ownership Percentage..........................5

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ARTICLE II	ORGANIZATION...............................................5

                2.1	Formation of Company...............................5
                2.2	Name...............................................5
                2.3	Registered Office; Principal Place of Business.....5
                2.4	Purposes and Powers................................5
                2.5	Term...............................................6

ARTICLE III	CAPITAL CONTRIBUTIONS; ADMISSION OF MEMBERS................6

                3.1	Issuance of Interests..............................6
                3.2	Establishment of Additional Classes................6
                3.3	Capital Contributions of the Investing Members;
                        Admission of Additional Investing Members..........6
                3.4	Admission of Additional Managing Members...........7
                3.5	Form and Timing of Contributions...................7
                3.6	Division or Combination of Units...................7
                3.7	Capital Contributions of the Managing Member.......7
                3.8	Admission of Special Member........................7

ARTICLE IV	CAPITAL ACCOUNTS; ALLOCATIONS..............................7

                4.1	Capital Accounts; Opening Capital Account Balance..7
                4.2	Capital Accounts; Closing Capital Account Balance..8
                4.3	Incentive Allocation...............................8
                4.4	Allocation of Taxable Income and Taxable Loss......9

ARTICLE V	RECORDS AND ACCOUNTING; REPORTS...........................10

                5.1	Records and Accounting............................10
                5.2	Fiscal Year; Accounting Period;
                        Accounting Methods................................10
                5.3	Net Asset Value...................................10
                5.4	Valuation of Assets...............................11
                5.5	Reports...........................................12
                5.6	Tax Returns.......................................12
                5.7	Tax Matters Member................................13

ARTICLE VI	REDEMPTIONS OF CAPITAL AND DISTRIBUTIONS..................13

                6.1	Redemptions from Capital Accounts.................13
                6.3	Effect of Complete Redemption.....................14
                6.4	Distributions.....................................15
                6.5	Limitations; Form of Distributions................15
                6.6	Redemptions by the Managing Member................15
                6.7	Effect of Company Dissolution.....................15

ARTICLE VII	MANAGEMENT................................................15

                7.1	Authority of the Managing Member..................15
                7.2	Activities of the Managing Member and Affiliates;
                        Interested Members................................16
                7.3	Expenses and Management Fee.......................16
                7.4	Advisory, Consulting and Other Services...........17
                7.5	Exculpation.......................................17
                7.6	Indemnification...................................18
                7.7	Reliance by Third Parties.........................19
                7.8	Registration of Assets............................19
                7.9	Limitation on Authority of Managing Member........19
                7.10	Withdrawal of Managing Member or Additional
                        Managing Member...................................19

ARTICLE VIII	RIGHTS AND OBLIGATIONS OF THE MEMBERS.....................20

                8.1	General	20
                8.2	Assignments by Investing Members and Assignees....20
                8.3	Death, Bankruptcy, or Incapacity of
                        Investing Member..................................21

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ARTICLE IX	DISSOLUTION AND TERMINATION OF THE COMPANY................22

                9.1	Dissolution.......................................22
                9.2	Liquidation and Distribution......................22
                9.3	Termination.......................................22

ARTICLE X	MISCELLANEOUS PROVISIONS..................................23

                10.1	Appointment of Managing Member as
                        Attorney-in-Fact..................................23
                10.2	Signatures; Amendments............................23
                10.3	Notices and Addresses.............................24
                10.4	Governing Law.....................................24
                10.5	Consent to Jurisdiction...........................24
                10.6	Successors and Assigns............................24
                10.7	Counterparts......................................24
                10.8	Modifications to be In Writing....................24
                10.9	Consent or Approval of Investing Members..........24
                10.10	Interpretation....................................25
                10.11	Validity and Severability.........................25
                10.12	Statutory References..............................25
                10.13	Partition Action..................................25

ARTICLE XI	BANK HOLDING COMPANY REGULATORY COMPLIANCE................25

                11.1	Non-Voting Interests..............................25
                11.2	Waiver of Right to Vote for Substitute Managing
                        Member............................................25
                11.3	Notice of Distribution............................25
                11.4	Redemption of non-Permitted Interests.............26

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                           ASPEN DIVERSIFIED FUND LLC

                       LIMITED LIABILITY COMPANY AGREEMENT

THIS LIMITED LIABILITY COMPANY AGREEMENT is made as of May 12, 2005, among Aspen Partners, Ltd., a Delaware corporation, as the Managing Member and those persons who shall execute a counterpart of this Agreement or otherwise agree in writing to be bound hereby as Members.

                                R E C I T A L S:

WHEREAS, the parties hereto desire to form a limited liability company under the Act for the purposes and under the terms and conditions as set forth more fully herein;

NOW THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

                              A G R E E M E N T S:

ARTICLE I.
DEFINITIONS

When used in this Agreement, the following terms have the following meanings:

1.1 Accountants. "Accountants" means such firm of independent certified public accountants as shall be engaged from time to time by the Fund.

1.2  Accounting Period.  "Accounting Period" has the meaning set forth in
Section 5.2(b).

1.3 Act. "Act" means the Limited Liability Company Act of the State of Delaware, as amended from time to time.

1.4 Additional Member. "Additional Member" means any Person admitted to the Fund as a Member after the effective date of this Agreement pursuant to
Section 3.3.

1.5 Additional Managing Member. "Additional Managing Member" means any Person appointed as an Additional Managing Member pursuant to Section 3.4.

1.6 Affiliate. "Affiliate" means with respect to a specified Person: (a) any Person that directly or indirectly through one or more intermediaries controls, alone or through an affiliated group, is controlled by, or is under common control with, such specified Person, (b) any Person that is an officer, director, partner, trustee, or employee of, or serves in a similar capacity with respect to, such specified Person (or an Affiliate of such specified Person), (c) any Person that, directly or indirectly, is the beneficial owner of 10% or more of any class of equity securities of, or otherwise has a substantial beneficial interest in, the specified Person or of which the specified Person is directly or indirectly the owner of 10% or more of any class of equity securities or in which the specified Person has a substantial beneficial interest, or (d) any relative or spouse of the specified Person.

1.7 Agreement. "Agreement" means this Limited Liability Company Agreement, as amended from time to time.

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1.8  Assignee.  "Assignee" means a Person to whom any Units have been assigned in accordance with the provisions of this Agreement but who has not been admitted as a Substitute Member.

1.9 Bankruptcy. "Bankruptcy" means, with respect to a Person: (i) the commencement against such Person of a proceeding for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition, or extension of debts, provided such proceeding shall not have been dismissed, nullified, stayed (but only so long as such stay shall continue in force), or otherwise rendered ineffective within ninety (90) days after the commencement of such proceeding; (ii) the commencement by such Person of a proceeding for any relief under any bankruptcy or insolvency law, or any law relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangement, composition, or extension of debts; (iii) a decree or order of a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee or assignee in Bankruptcy or insolvency of such Person or of a substantial part of such Person's property, or for the winding up or liquidation of its affairs, which decree or order remains in force undischarged and unstayed for a period of ninety (90) days; or (iv) a general assignment by such Person for the benefit of creditors or the admission by such Person in writing of its inability to pay its debts generally as they become due.

1.10 BHC Act. "BHC Act" means the Bank Holding Company Act of 1956, as amended.

1.11 BHC Limit. "BHC Limit" has the meaning set forth in Section 11.4 hereof.

1.12 BHC Member. "BHC Member" means a Member that is, or is an affiliate of, a bank holding company, as defined in the BHC Act, or is a non-bank subsidiary of such bank holding company, or is otherwise subject to the BHC Act.

1.13  Capital Account.  "Capital Account" has the meaning set forth in
Section 4.1 hereof.

1.14 Capital Contributions. "Capital Contributions" means, with respect to any Member as of any date, the total amount of money and the fair market value of property (as determined by the Managing Member, in its sole and absolute discretion) that have been contributed to the Fund by such Member (including,in the case of an Assignee or Substitute Member, contributions of property or money made by any prior holder of the Units held by such Assignee or Substitute Member) as of such date.

1.15 Certificate. "Certificate" means the Certificate of Formation filed on behalf of the Fund in the State of Delaware, as amended from time to time.

1.16  Class.  "Class" has the meaning set forth in Section 3.2 hereof.

1.17 Code. "Code" means the Internal Revenue Code of 1986, as from time to time amended, or any successor thereto.

1.18 Commodity Interests. The term "Commodity Interests" shall refer to U.S. and foreign futures contracts, forward contracts, all other interests in commodities whether traded on an exchange or over-the-counter (including, without limitation, security futures contracts, foreign currencies, swap contracts, spot contracts and options contracts on futures contracts, forward contracts and physical commodities), and interests in Investee Pools.

1.19 Event of Withdrawal. "Event of Withdrawal" means, with respect to the Managing Member or any Additional Managing Member, (i) the cessation of its status as a Member as a result of death, an adjudication of incompetence, dissolution, Bankruptcy, complete redemption, or any other reason, other than the dissolution of the Fund, or (ii) any other event requiring the withdrawal of the Managing Member or Additional Managing Member under the Act.

1.20 Financial Instrument. "Financial Instrument" means any domestic or foreign: (i) general partnership, limited partnership, or limited liability company interest including, without limitation, an interest in an Investee

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Pool; (ii) share of capital stock; (iii) share of beneficial interest; (iv)
investment contract, preorganization certificate or subscription; (v) bond, note, debenture (whether subordinated, convertible or otherwise), trust receipt or certificate, loan, participation, account or note receivable, trade acceptance, contract or other claim, executory contract, instrument or evidence of indebtedness, collateralized debt obligation, collateralized bond obligation or collateralized loan obligation; (vi) fixed and/or variable annuity; (vii) certificate of deposit, money market fund, or other cash-equivalent instrument; (viii) Commodity Interest; or (ix) right or option to purchase or sell any of the foregoing or any securities index, including a put or call option written by the Fund or by another.

1.21 Fiscal Year. "Fiscal Year" means the Fiscal Year established for the Fund under Section 5.2(a) hereof.

1.22 Fund. "Fund" means the limited liability company formed pursuant to the Certificate and this Agreement, as amended from time to time.

1.23 High Water Date. The "High Water Date" as to any Unit is (i) the first day immediately following the last date for which an Incentive Allocation was allocated with respect to such Unit, or (ii) if no Incentive Allocation has ever been allocated with respect to such Unit, the date on which the Unit was issued.

1.24 High Water Mark. "High Water Mark" means, as to any Unit, the greater of (i) the Net Asset Value of the Unit as of the High Water Date, or (ii) the Net Asset Value of the Unit as of the first day of the Incentive Allocation Period for which the calculation of New Net Profits is being made.

1.25 Incentive Allocation. "Incentive Allocation" has the meaning set forth in Section 4.3 hereof.

1.26 Incentive Allocation Period. "Incentive Allocation Period" shall mean the period beginning on the first day following the last day of the last Incentive Allocation Period (or, initially, the date a Unit was issued) and ending on the last day of each calendar month.

1.27 Investee Pool. "Investee Pool" means any underlying investee pool in which the Fund will invest managed by an independent or affiliated commodity trading advisor or other investment manager ("Portfolio Manager") that is organized for the purpose of investing its assets and trading in Financial Instruments.

1.28 Legal Counsel. "Legal Counsel" means such legal counsel as shall be engaged from time to time by the Managing Member.

1.29 Management Fee. "Management Fee" has the meaning set forth in Section 7.3(c) hereof.

1.30 Managing Member. "Managing Member" means, initially, Aspen Partners, Ltd., or any Substitute Managing Member.

1.31 Member. "Member" means, as of any date, any Person who has been admitted as and continues to be a Member of the Fund as of such date, including an Additional Member, Managing Member, and Additional Managing Member.

1.32 Net Asset Value. "Net Asset Value" or "Net Assets" as of any date shall refer to: (i) the total assets of the Fund as of such date including all cash and cash equivalents; minus (ii) any brokerage commissions that are payable directly by the Fund (or which would be payable directly by the Fund) if all open Commodity Interest positions were closed as of the date the calculation is being made; and minus (iii) all other accrued liabilities of the Fund as of such date determined in accordance with generally accepted accounting principles. The market value of a Commodity Interest shall be that pricequoted on the exchange on which each such Commodity Interest is traded as of the close of each trading day, or if any such Commodity Interest is not so traded; the fair market value of each Commodity Interest, as determined by the Managing Member. Each Member shall share in the assets, expenses and liabilities of the Fund on a pro rata basis with all other Members except to the extent otherwise specifically provided in this Agreement or to the extent that the Managing Member determines, in good faith, that any expense or liability of the Fund (or a portion thereof) should be attributable only to a

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particular Class or Classes.  Any such determination shall be final and binding as to all Members. The terms "Net Asset Value" or "Net Assets" as of any date with respect to the Fund as a whole shall refer to the sum of the Net Asset Values or Net Assets of all Units as of such date.

1.33 Net Asset Value per Unit. The term "Net Asset Value per Unit" of a particular Class shall refer to the Net Asset Value of the Fund allocable to such Class divided by the number of Units of such Class outstanding.

1.34 New Net Profits. "New Net Profits" as to the Net Assets represented by any Unit for any period means the amount by which the Net Assets represented by such Unit on the last day of the period (before reduction for any state tax) exceeds the Net Assets represented by such Unit, as of the High Water Date, taking into account both realized and unrealized gains and losses and adjusted to reflect, redemptions and distributions with respect to such Unit.

1.35 Non-Voting Units. "Non-Voting Units" shall mean Units of the Fund which have no voting rights other than (i) the right to vote on any proposal to continue the Fund under Section 7.10(b), but not on the selection of the Managing Member pursuant to such Section 7.10(b), (ii) the right to vote with respect to any amendment to this Agreement which significantly and adversely affects the rights or preferences of the interests held by the Member or such Member's limited liability status, and (iii) any amendment to the provisions of Article XI.

1.36 Person. "Person" means any natural person, corporation, firm, joint venture, partnership, limited liability company, limited duration company, trust, unincorporated organization, government or any department, political subdivision or agency of a government.

1.37 Private Offering Memorandum. "Private Offering Memorandum" means the Confidential Private Offering Memorandum and Disclosure Document prepared by the Fund with respect to the offer and sale of Units, as supplemented or amended from time to time.

1.38 Redeeming Member. "Redeeming Member" means any Member who voluntarily or involuntarily makes a redemption from its Capital Account pursuant to Sections 6.1 or 6.2 hereof.

1.39 Redemption Notice. "Redemption Notice" means, as the context requires, either (i) a notice required to be delivered by a Member who desires to make a redemption pursuant to Section 6.1 hereof, or (ii) a notice required to be delivered by the Fund to a Member who is required to redeem pursuant to
Section 6.2 hereof.

1.40 Securities Act. "Securities Act" means the Securities Act of 1933, as amended.

1.41  Special Member.  "Special Member" has the meaning set forth in Section
3.8 hereof.

1.42 Substitute. "Substitute" means, with respect to any Person, a Person to whom any Units have been assigned and who has been admitted to the Fund as a successor or substitute Managing Member ("Substitute Managing Member") or a successor or substitute Member ("Substitute Member") in accordance with this Agreement.

1.43 Sub-Advisor. "Sub-Advisor" means Guidance Capital LLC, an Illinois limited liability company.

1.44 Tax Matters Member. "Tax Matters Member" means the person designated as such in accordance with Section 5.7 hereof.

1.45 Treasury Regulations. "Treasury Regulations" means the regulations promulgated by the Department of the Treasury with respect to a section of the Code, whether in proposed, temporary or final form, as from time to time amended, or any successors thereto.

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1.46  Unit.  "Unit" means an ownership interest in the Fund acquired upon the making of a Capital Contribution by the Managing Member or a Member.
Ownership of a Unit by a Member constitutes an ownership interest of such Member in the Fund, including the right of such Member to any and all benefits to which a Member may be entitled under this Agreement and the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement with which such Member is required to comply.

1.47 Unit Ownership Percentage. "Unit Ownership Percentage" means, with Respect to each Member holding Units as of any date, shall refer to the number of Units of a particular Class owned by such Member, divided by the number of Units of such Class outstanding as of such date. The sum of the Unit Ownership Percentages of each particular Class shall equal 100%.


ARTICLE II.
ORGANIZATION

2.1 Formation of Limited Liability Company. The parties hereby enter into a limited liability company under the provisions of the Act commencing on the effective date of this Agreement, and, except as otherwise expressly provided herein, the rights and liabilities of the Members shall be as provided in the Act. The Managing Member has prepared, executed, filed, and recorded in the appropriate public offices a Certificate and shall do all other things required to authorize the conduct of the Fund's business under an assumed name in all jurisdictions where the Fund intends to conduct business.
Name. The business of the Fund shall be conducted under the name "Aspen Diversified Fund LLC" or under such other name as the Managing Member may determine.

2.2 Registered Office; Principal Place of Business. The Fund shall maintain in the State of Delaware a registered agent and a registered office. The identity and location of said registered agent shall be determined by the Managing Member. The Fund's principal place of business is Aspen Diversified Fund LLC, c/o Aspen Partners, Ltd., 817 Peachtree Street, N.W., Suite 400, Atlanta, Georgia 30308-1144. The Managing Member may from time to time, upon written notice to the Members, change the registered agent or registered office, change the location of the Fund's principal place of business, or establish additional places of business at such locations as the Managing Member from time to time may determine.

2.3 Purposes and Powers. The Fund is organized for the purpose of investing its assets and trading in the Investee Pools and other Financial Instruments, as well as engaging in any lawful activity for which limited liability companies may be organized under the laws of the State of Delaware. In furtherance of these purposes, but not by way of limitation, the Fund shall have full power and authority to:

(a) Purchase, hold, sell, write, exchange, transfer, mortgage, pledge, and otherwise invest and trade in, and exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to, interests in the Investee Pools and other Financial Instruments, and the proceeds therefrom (whether within or without the United States, on margin or otherwise, and whether or not hedged), and other assets of the Fund;

(b) Borrow and raise money from time to time, and issue, accept, endorse and execute notes, drafts, guarantees, bills of exchange and evidences of indebtedness of all kinds, with or without security;

(c) Delegate discretionary and other authority to manage the Fund's Net Assets to one or more Persons, including the Sub-Advisor or Affiliates of the Managing Member, in the Managing Member's sole and absolute discretion;

(d) Maintain for the conduct of Fund affairs one or more offices within or without the State of Delaware and, in connection therewith, rent or acquire office space, engage personnel, and do such other acts as may be advisable or necessary in connection with such offices and personnel; and

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(e)  Enter into, make and perform, all contracts and other undertakings, and engage in all other activities and transactions, as the Managing Member may deem necessary, advisable, or appropriate for carrying out the purposes of the Fund.

     Nothing set forth herein shall be construed as authorizing the Fund to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

2.5 Term. The Fund will commence its existence as of the date hereof, and shall continue in existence until dissolved as provided in Section 9.1.


ARTICLE III.
CAPITAL CONTRIBUTIONS; ADMISSION OF MEMBERS

3.1  Issuance of Units.

(a) The Managing Member, for and on behalf of the Fund, shall issue and sell units to persons desiring to become Members, and except to the extent provided herein, the manner of the offering of Units, the terms and conditions under which subscriptions for such Units will be accepted (including the establishment of minimum Capital Contribution requirements), the manner of and conditions to the sale of Units to subscribers therefore, and the admission of such subscribers as Members, shall be prescribed by the Managing Member in its sole and absolute discretion.

(b) The Managing Member may establish any number of designated Classes of Units having separate rights, fees, expenses, charges, allocations, powers or duties. While the Fund shall maintain separate records for any such Class, the assets associated with any such Class shall not be held (directly or indirectly, including through a nominee or otherwise) and accounted for separately from the assets of any other Class. Accordingly, the assets associated with any particular Class may be commingled with assets attributable to other Classes and will be subject to the liabilities and claims of creditors of other Classes.

(c)  Without limiting the authority of the Managing Member set forth in this
Section 3.1 to establish and designate any further Classes, the Managing Member hereby establishes and designates five (5) initial Classes of Units, Class A Units, Class B Units, Class C Units, Class D Units and Class E Units, having the relative rights and preferences set forth in the Private Offering Memorandum and this Agreement.

3.2 Establishment of Additional Classes. The establishment and designation of any classes of Units (collectively, "Classes" and each, individually, a "Class") other than those specifically named in Section 3.1 above shall be effective upon the execution by the Managing Member of an instrument setting forth the establishment, designation and the relative rights and preferences of such Class, or as otherwise provided in such instrument. At any time that there are no Units outstanding of any particular Class previously established and designated, the Managing Member may by an instrument executed by it abolish that Class and establishment and designation thereof. Each instrument referred to in this Section 3.2 shall have the status of an amendment to this Agreement.

3.3 Capital Contributions of the Members; Admission of Additional Members. Subject to the limitations of Section 3.1, effective as of the first business day of any calendar month (or at such other times as the Managing Member shall determine) the Managing Member may, in its sole and absolute discretion, (i) allow Members to make additional Capital Contributions to the Fund, and (ii) admit one or more Additional Members. Each Member shall execute an appropriate counterpart to this Agreement or otherwise agree in writing to be bound by the terms and provisions hereof. The admission of an Additional Member to the Fund shall not dissolve the Fund. Except as expressly provided herein, no Member shall be required to make any additional Capital Contributions to the Fund.

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3.4  Admission of Additional Managing Members.  The Managing Member may
cause the Fund to admit one or more Additional Managing Members to the Fund at any time without the consent of the Members. In the event that the Managing Member desires to admit an Additional Managing Member to the Fund, the Managing Member shall send each Member a written notice of such proposed admission at least fifteen (15) business days prior to such admission. Such notice shall contain the name of the Additional Managing Member and the date on which it is to be admitted to the Fund.

3.5 Form and Timing of Contributions. All amounts to be contributed by a Member under this Article III shall be paid in immediately available funds at the office of the Fund or at such other location as may be reasonably requested by the Managing Member on the day prescribed by the Managing Member in the Private Offering Memorandum or in any written notice delivered to the Member.

3.6  Division or Combination of Units.  From time to time, the Managing
Member may divide or combine the Units of any Class into a greater or lesser number without thereby changing the proportionate beneficial interests in the Class. The Managing Member may issue Units of any Class for such consideration and on such terms as it may determine (or for no consideration if pursuant to a Unit distribution or split-up), all without action or approval of the Members. The Managing Member may classify or reclassify any unissued Units or any Units previously issued and reacquired of any Class into one or more Classes that may be established and designated from time to time. The
Managing Member may hold as treasury Units, reissue for such consideration and on such terms as it may determine, or cancel, at its discretion from time to time, any Units of any Class reacquired by the Fund. The Units may be divided into fractional Units.

3.7 Capital Contributions of the Managing Member. The Managing Member shall make an initial Capital Contribution in such amount as it in its sole and absolute discretion determines, and in return therefore shall receive Units of the Fund.

3.8 Admission of Special Member. The Managing Member, in its sole and absolute discretion, may admit the Sub-Advisor as a Special Member of the Fund. Upon making a Capital Contribution to the Fund, the Sub-Advisor, in its capacity as a Special Member, shall be entitled to a portion of the Incentive Allocation set forth in Section 4.3 hereof. The Managing Member may establish a separate Class for the purposes of admitting and issuing Units to the Sub-Advisor, in its capacity as a Special Member.


ARTICLE IV.
CAPITAL ACCOUNTS; ALLOCATIONS

4.1  Capital Accounts; Opening Capital Account Balance.

(a) Upon the issuance of Units to any Member, the Managing Member shall establish a separate capital account ("Capital Account") representing its investment in the Units of such Class of the Fund. The initial balance of each Member's Capital Account shall be the amount of its initial Capital Contribution to the Fund.

(b) The Net Asset Value of any Class shall be determined as of the last day of each Accounting Period before any Management Fees, selling or trailing commissions and Incentive Allocations with respect to Units of such Class as of such date. All net profits, net losses and items of expense attributable to a Class, before payment of any Management Fees, selling or trailing commissions or Incentive Allocations as of the end of such period shall then be credited or charged to the Capital Accounts of the Members holding Units in such Class in proportion to their respective Unit Ownership Percentages. As set forth in Section 4.2, any Management Fees, selling or trailing commissions and Incentive Allocations with respect to each Member holding Units of a Class for such period shall then be charged to the Capital Account of such Member in proportion to his Unit Ownership Percentage. The amount of any distribution to a Member and any amount paid to a Member in redemption shall be charged to that Member's Capital Account.

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(c)  An opening Capital Account balance shall be established for each Member on the books of the Fund as of the first day of each month. The opening Capital Account balance for a Member as of the first day of the Accounting Period in which the Member has acquired Units of the Fund shall be the amount of such Member's Capital Contribution for such Units as of such date. The opening Capital Account balance for each Member as of the beginning of each Accounting Period after the Accounting Period in which the Member has acquired Units shall be an amount equal to (i) the closing Capital Account balance of such Member for the immediately preceding Accounting Period (determined in accordance with Section 4.2 hereof), decreased by (ii) the amount of any redemptions made by the Member effective as of any day during the immediately preceding Accounting Period, and decreased by (iii) the amount of the distributions made to the Member pursuant to Section 6.4 hereof effective as of any day during the immediately preceding Accounting Period, and increased by (iv) the amount of any additional Capital Contribution made by such Member pursuant to Section 3.3 hereof effective as of the beginning of such Accounting Period.

4.2 Capital Accounts; Closing Capital Account Balance. A closing Capital Account balance shall be established for each Member on the books of the Fund as of the last day of each Accounting Period. The closing Capital Account balance for each Member as of the end of each Accounting Period shall be determined by adjusting the Member's opening Capital Account balance for such Accounting Period in the following manner and order:

(a) First, any increase or decrease in the Net Asset Value of any Class for the Accounting Period shall be credited or debited (as the case may be), before deduction for any applicable Management Fee, selling or trailing commission and Incentive Allocation, to the individual Capital Accounts, including the Managing Member's and the Sub-Advisor's Capital Account, in proportion to their respective Unit Ownership Percentages; and

(b) Second, the Management Fee, if any, with respect to the Net Assets represented by the Units in each Capital Account (determined in accordance with Section 7.3(c) hereof) unless waived by the Managing Member, shall be debited against such Units, in proportion to their respective Unit Ownership Percentages, and paid to the Managing Member or credited to the Capital Account of the Managing Member, as the Managing Member determines in its sole and absolute discretion; and

(c) Third, any selling or trailing commission with respect to the Net Assets represented by the Units in each Capital Account (determined in accordance with Section 7.3(d) hereof) unless waived by the Managing Member, shall be debited against such Units, in proportion to their respective Unit Ownership Percentages, and credited to the Capital Account of the Managing Member; and

(d) Fourth, the Incentive Allocation(s), if any, with respect to the Net Assets represented by the Units in each Capital Account (determined in accordance with Section 4.3 hereof) unless waived by the Managing Member, shall be debited against such Units, in proportion to their respective Unit Ownership Percentages, and 50% of the aggregate Incentive Allocation will be allocated to the Capital Account of the Managing Member and 50% of the aggregate Incentive Allocation will be allocated to the Capital Account of the Sub-Advisor.

     Notwithstanding the foregoing, if the Managing Member determines it to be in the best interests of the Fund, or necessary in order for the Fund to participate in an investment in which, under applicable law or rule, it would not otherwise be entitled to participate, the Managing Member, in its reasonable discretion, shall be entitled to make adjustments to or special allocations for the Capital Account with respect to any Units described above in a manner other than in proportion to the Unit Ownership Percentage constituted by the Member's Capital Account.

4.3  Incentive Allocation.

(a) In accordance with the terms of the Private Offering Memorandum, with respect to Units of certain Classes, at the end of each calendar month, the Managing Member will compute the incentive allocation ("Incentive Allocation") for all of the Units in Classes for which an Incentive Allocation is due. The Incentive Allocation applicable to the Class A Units and the Class B Units shall be 10% of all New Net Profits earned with respect to such Units in the calendar month for which the calculation is being made. The Incentive Allocation applicable to the Class C Units and the Class D Units shall be 5% of all New Net Profits earned with respect to such Units in the calendar months for which the calculation is being made. The Class E Units shall not

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be assessed an Incentive Allocation.  Fifty percent of the aggregate
Incentive Allocation will be allocated to the Managing Member, and 50% of the aggregate Incentive Allocation will be allocated to the Sub-Advisor.

(b) Once an Incentive Allocation has been allocated to the Managing Member and Sub-Advisor as to any Unit, it shall be retained by the Managing Member and Sub-Advisor notwithstanding subsequent losses as to such Unit.

(c) Notwithstanding anything in this Agreement to the contrary, (i) the Incentive Allocation to be charged against the Capital Account of any Member in accordance with the procedures set forth in this Section 4.3 may be reduced or waived entirely with respect to any Member in the sole and absolute discretion of the Managing Member, and (ii)an increased or different allocation than the Incentive Allocation may be charged to the Units of any Member with the consent of such Member or if required by law or regulation.

4.4 Allocation of Taxable Income and Taxable Loss. As of the end of each Fiscal Year, except as otherwise required by Section 704(c) of the Code and the Treasury Regulations thereunder, the Fund's taxable income or loss and each item of income, gain, loss, expense, or credit for federal income tax purposes shall be determined and allocated among the Members in the following amounts and priorities:

(a) First, the Managing Member may, in its sole and absolute discretion, make special allocations of income and gain or expense and loss to any Member or former Member who received one or more payments in redemption from its Capital Account pursuant to Article VI hereof during the Fiscal Year to reflect equitably amounts credited or debited to its Capital Account pursuant to Sections 4.1 and 4.2 hereof for the Fiscal Year and all prior Fiscal Years as compared to the aggregate taxable income or loss allocated to the Member or former Member in all prior Fiscal Years.

(b) Second, the remainder of the Fund's taxable income or loss of the Fund for the Fiscal Year, if any, and each item of Fund income, gain, loss, expense, or credit included therein, shall be allocated among the Members and former Members in such amounts and in such proportions as will, as determined in the sole and absolute discretion of the Managing Member, reflect equitably the amounts credited or debited to each Member's and former Member's Capital Account for the Fiscal Year and all prior Fiscal Years as compared to the aggregate taxable income or loss that has been allocated to such Member and former Member during the Fiscal Year (including allocations for the Fiscal
Year under subsection (a) hereof) and all prior Fiscal Years.

(c) The character of any item of income, gain, expense or loss allocated pursuant to this Section 4.4 shall be made in such proportions as will, as determined in the sole and absolute discretion of the Managing Member, reflect equitably the amounts credited or debited to each Member's Capital Account.

(d) All amounts withheld from Fund revenues or distributions by the Fund pursuant to the Code or any provision of any state or local tax law shall be treated for all purposes as distributions to those Members who receive tax credits with respect to withheld amounts or for whose account such amounts are withheld. In any case where a tax, fee or other assessment is levied upon the Fund, the amount of which is determined in whole or in part by the status or identity of the Members, the Managing Member may allocate the expense and deduct from such Members' Capital Accounts their distributable share of such taxes, fees and assessments.

(e) All matters concerning the determination and allocation among the Members of the amounts to be determined and allocated pursuant to the preceding provisions of this Article IV shall be determined by the Managing Member unless specifically and expressly otherwise provided for by the provisions of this Agreement, and such determinations and allocations shall be final and binding on all Members. The Managing Member may, without the consent of the other Members, amend the provisions of this Article IV if such amendments are made in response to the promulgation of new or revised Treasury Regulations under Section 704 of the Code or other developments in the tax law. The Managing Member is empowered to amend such provisions to the developments in the tax law. The Managing Member is empowered to amend such provisions to the minimum extent necessary in accordance with the advice of the Accountants and Legal Counsel to effectuate the allocations and distributions provided in

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this Agreement, and no such new allocation shall give rise to any claim or cause of action by any Member.


ARTICLE V.
RECORDS AND ACCOUNTING; REPORTS

5.1 Records and Accounting. The Managing Member, or an agent or administrator retained by the Managing Member, shall maintain complete and accurate records and books of account of the business of the Fund at the Fund's principal office or the office of such agent or administrator. Each Member or its duly authorized representative will have the right to inspect such books and records for any equitable purposes reasonably related to the Fund and such Member's Units therein under such conditions and restrictions as the Managing Member may reasonably prescribe; provided, however, that each Member agrees that it will not disclose (and will require its representative to forebear from disclosing) to third parties any information of a proprietary nature which is obtained upon any such inspection or to the extent reasonably requested by the Managing Member.

5.2  Fiscal Year; Accounting Period; Accounting Methods.

(a) The Fiscal Year of the Fund shall end on December 31 of each year, unless otherwise changed by the Managing Member in its sole and absolute discretion.

(b) An Accounting Period (i) shall begin on the day after the close of the preceding Accounting Period or, in the case of the initial Accounting Period, on the effective date of the first admission of a Member, and (ii) shall end on the earlier of the close of the calendar month, the effective date of any redemption by a Member under Sections 6.1 or 6.2 hereof, or the day preceding the effective date of any Capital Contribution to the Fund.

(c) The Fund shall keep its books and records in accordance with the provisions of this Agreement. All matters concerning accounting practices not specifically and expressly provided for by the terms of this Agreement shall be determined by the Managing Member in accordance with United States generally accepted accounting principles, consistently applied, or in such other manner as the Managing Member, in its sole and absolute discretion, determines is in the best interests of the Fund. Each such determination shall be final and conclusive as to all the Members.

5.3  Net Asset Value.

(a) The Net Asset Value of Fund shall be determined as of the first and last day of each Accounting Period. The "Net Asset Value" or "Net Assets" of the Fund as of any date means the value of the assets of the Fund (determined in accordance with Section 5.4) minus its liabilities (including accrued expenses through the date hereof), determined as of the close of business (as determined by the Managing Member). For purposes of this Agreement, the increases and decreases in Net Asset Value for each Accounting Period shall be measured by the difference between the Net Asset Value of the Fund as of the last day of such Accounting Period and the Net Asset Value of the Fund as of the first day of such Accounting Period; provided, that the Net Asset Value of the Fund as of the first day of an Accounting Period shall be determined as of the beginning of business on such date.

(b) For purposes of determining the amount of the liabilities of the Fund as of any date, the Managing Member may, in its sole and absolute discretion, treat estimates of expenses that are incurred on a regular or recurring basis over yearly or other periods as accruing in equal proportions over any such period.

(c) The Managing Member may, in its sole and absolute discretion, establish such reserves as the Managing Member may reasonably deem advisable. In addition, the Managing Member may, in its sole and absolute discretion, treat any liability or expenditure which becomes fixed or is incurred in an Accounting Period subsequent to the Accounting Period to which such liability or expenditure relates as either (i) arising in the Accounting Period in which the liability becomes fixed or the expenditure is made, or (ii) arising in the prior Accounting Period, in which case such liability or expenditure shall be charged to Persons who were Members during such prior Accounting

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Period (whether or not such Persons are Members during the Accounting Period in which the liability is fixed or the expenditure is incurred) in accordance with their respective Unit Ownership Percentages for such prior Accounting Period, and the Fund may collect amounts previously distributed to such Persons in accordance with Section 8.1 hereof.

5.4 Valuation of Assets. For all purposes of this Agreement, including without limitation the determination of the Net Asset Value of the Fund and the Net Asset Value of the Capital Account of any Member, the assets of the Fund shall be valued according to the following:

(a) Financial Instruments that are listed on one or more United States or foreign securities exchanges (including securities which are principally traded on the NASD Automated Quotation System ("NASDAQ")) will be valued at their closing price as is customarily ascertained by the respective exchange and disseminated by quotation services such as Reuters or Bloomberg, or published in recognized newspapers such as The Wall Street Journal or Financial Times.

(b) Unlisted Financial Instruments and Financial Instruments that trade predominantly in the over-the-counter market will be valued, in accordance with standard industry practice, based on the mean of their closing "bid" and "ask" prices in the over-the-counter market as quoted by a reputable broker, dealer or investment banker. Convertible Financial Instruments may be marked at a premium over their conversion value which reflects the quoted premium over the conversion value as quoted by dealers. Convertible Financial Instruments also may be valued at their conversion value, as adjusted for any costs which would be incurred in the event of conversion, if such price more accurately represents the value realizable for the Financial Instruments than the foregoing.

(c) The Fund's over-the-counter derivatives transactions will be valued, in accordance with standard industry practice, on the basis of the Financial Instrument components whose economics the derivatives reflect. In the event of any uncertainty in the valuation of an over-the-counter derivative, either the counterparty or another reputable dealer in similar instruments will provide a valuation for the derivative, as determined by the Managing Member in its sole and absolute discretion.

(d) In calculating the value of an open position with respect to any Financial Instrument, any commission, accrued transaction fee and/or "block order discount" that would be incurred in liquidating such position may be taken into account.

(e) Short-term money market instruments and bank deposits shall be valued at cost plus accrued but unpaid interest to date.

(f) If the asset being valued is an interest in the Investee Pool, the value of such interest shall be (i) the valuation of such interest as determined in accordance with the audited financial statements of such Investee Pool as of the date for which the valuation is made, or (ii) if audited financial statements are not available for the date for which the valuation is made, the valuation of such interest as determined in accordance with either the unaudited financial statements of such Investee Pool as of the date for which the valuation is made, or an estimate made by such Investee Pool or the manager thereof. Without limiting the generality of the foregoing, it is understood and agreed that the Fund may rely on such valuations for all purposes hereunder, notwithstanding that they may be based on the Fund's investment in an Investee Pool, rather than the fair market value of its interest. If an Investee Pool's interests or other Financial Instruments to be valued are subject to restrictions on their sale for any reason, the Managing Member may assign a different value to such Investee Pool's interests or Financial Instruments than that calculated in this paragraph.

(g) If on any date for which a valuation is made the exchange or market herein designated for the valuation of any given asset is not open for business, the valuation of such asset shall be determined as of the last preceding date on which such exchange or market was open for business, unless the Managing
Member determines that such price would not be representative in which case the Managing Member shall determine a price in accordance with Section
5.4(i).

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(h)  Notwithstanding the foregoing, if the Financial Instruments to be valued constitute a block which, in the Managing Member's judgment, could not be liquidated in a reasonable time without depressing or inflating the market, or restrictions upon marketability exist with respect to such securities, the Managing Member may assign a different value to such Financial Instruments other than that calculated above; provided that such Financial Instruments shall not be valued at a unit value in excess of, for long positions, or below, for short positions, the quoted market price of such Financial Instruments. The foregoing valuations also may be modified by the Managing Member, in its sole and absolute discretion, if and to the extent the Managing Member shall determine that such modifications are advisable to reflect other factors affecting the value of Financial Instruments.

(i) The Managing Member will assign a value to all other Financial Instruments for which there is no trading market the value that the Managing Member determines in good faith.

(j) The foregoing valuations may be modified by the Managing Member, in its sole and absolute discretion, if and to the extent that it shall determine that such modifications are advisable. Without limiting the generality of the foregoing, the valuation of an asset by the Managing Member may reflect the amounts invested by the Fund in such asset (i.e., at cost), notwithstanding that such amounts may not represent the market value of such asset. All determinations of values by the Managing Member pursuant to this Section 5.4 shall be final and conclusive as to all Members.

5.5  Reports.

(a) The Fund will engage the Accountants to assist in the annual closing of the Fund's books and to prepare the Fund's financial reports and information and tax returns. Beginning with the period ending December 31, 2005, the Accountants shall annually examine the Fund balance sheet and related statement of Members' Capital Accounts so as to enable the Accountants to render an opinion as to whether or not such financial statements present fairly the data shown therein in accordance with the accounting provisions as hereinafter provided.

(b) Within a reasonable period of time after the end of each Fiscal Year beginning with the Fiscal Year ending on December 31, 2005 but in any event not later than one hundred twenty (120) days after the end of the Fiscal Year, the Managing Member will cause to be delivered to each Person who was a Member during the Fiscal Year a report on the Fund's operations during such year. Such annual financial report shall include (i) an audited balance sheet as of the end of such Fiscal Year; (ii) audited statements of income for such Fiscal Year; and (iii) an audited statement of the Member's Closing Capital Account as of the end of the Fiscal Year.

(c) Within a reasonable period of time after the end of each calendar month and/or calendar quarter, the Managing Member shall cause to be delivered to each Person who was a Member at any time during such month: (i) such information as determined by the Managing Member, and (ii) such other financial reports and other information as may be required to be delivered to the Members under applicable law.

5.6  Tax Returns.

(a) The Managing Member will cause federal and, to the extent it deems necessary, state, and local income tax returns for the Fund to be prepared and filed with the appropriate authorities. The Managing Member, in its sole and absolute discretion, shall determine the accounting methods and conventions under the tax laws of the United States, the states, and other relevant jurisdictions as to the treatment of income, gain, loss, expense, and credit of the Fund or any other method or procedure related to the preparation of such tax returns. In addition, the Managing Member may in its sole and absolute discretion cause the Fund to make (or refrain from making) any and all tax elections permitted by such tax laws, including, without limitation, the elections referred to in Sections 475 or 754 of the Code.

(b) Within a reasonable period of time after the end of each Fiscal Year, the Managing Member shall cause to be delivered to each Person who was a Member during the Fiscal Year such tax information and schedules as are required of the Fund under the Code or the laws of the various jurisdictions in which the Fund is formed or doing business.

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(c)  Each Member agrees in respect of any year in which it has or had a Capital
Account in the Fund that, unless otherwise agreed by the Managing Member, it shall not: (i) treat, on its individual tax returns, any item of income, gain, loss, expense, or credit relating to its Capital Account in the Fund in a manner inconsistent with the treatment of such item by the Fund as reflected on the Schedule K-1 or other information statement furnished by the Fund to such Member for use in preparing its income tax return; or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment.

5.7  Tax Matters Member.

(a) In the event of an income tax audit of any tax return of the Fund, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, expense, or credit reflected on any tax return of the Fund, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (i) the Tax Matters Member shall be authorized to act for, and its decision shall be final and binding upon, the Fund and all Members, and
(ii) all expenses incurred by the Tax Matters Member in connection therewith (including, without limitation, attorneys', accountants' and other experts' fees and disbursements) shall be expenses of the Fund. The Fund and each Member hereby designate the Managing Member as the "Tax Matters Member" for all purposes pursuant to Sections 6221-6231 of the Code.

(b) The cost of any adjustments to a Member and the cost of any resulting audits or adjustments of a Member's tax return will be borne solely by the affected Member. The Fund will indemnify, defend and hold the Tax Matters Member harmless from and against any loss, liability, damage, cost or expense (including reasonable attorneys' fees and other professional fees) sustained or incurred as a result of any act or decision concerning Fund tax matters and within the scope of such Member's responsibilities as Tax Matters Member, so long as such act or decision was not the result of willful or wanton misconduct. The Tax Matters Member shall be entitled to rely on the advice of Legal Counsel or Accountants as to the nature and scope of its responsibilities and authority as Tax Matters Member, and any act or omission of the Tax Matters Member pursuant to such advice shall in no event subject the Tax Matters Member to liability to the Fund or any Member.


ARTICLE VI.
REDEMPTIONS OF CAPITAL AND DISTRIBUTIONS

6.1  Redemptions from Capital Accounts.

(a) Subject to (i) the Managing Member's discretion, (ii) the ability and willingness of the Managing Member to liquidate Fund investments, (iii) the provision for the payment and discharge when due of all Fund liabilities and the establishment of such reserves as the Managing Member may determine, and
(iv) certain other significant restrictions set forth in this Section 6.1, prior to dissolution of the Fund, a Member shall be entitled to withdraw from its Capital Account, as of any calendar month-end, such Member's entire Capital Account or any portion thereof by delivering a written notice to the Managing Member which must be received by the Managing Member no less than ten (10) days' prior to the intended redemption date, subject to the right of the Managing Member in its sole and absolute discretion to accept shorter notice and to allow redemption at other than a calendar month-end. Any Redemption Notice, once given, shall be irrevocable and binding on the Member unless the Managing Member determines otherwise in its sole and absolute discretion. Any Unit shall be redeemed at its Net Asset Value on the applicable redemption date, and is calculated after deduction of all accrued expenses of the Fund, including Management Fees, and Incentive Allocations on the amount redeemed.

(b) Except to the extent provided herein, the Managing Member shall cause the Fund, to the extent reasonably practicable, to distribute to the Member not less than 95% of the amount or estimated amount redeemed pursuant to this
Section 6.1 (based upon the unaudited books and records of the Fund) within ten (10) days following the last day of the Accounting Period for which said redemption is effective. Final settlement of the full amount of such distribution shall be made, generally without interest, as promptly as possible after completion of the Fund's audit for the Fiscal Year in which said redemption occurs. Notwithstanding the foregoing, if the Managing
Member believes that extraordinary circumstances exist, including, but not limited to, (i) the Fund's inability to liquidate positions as of a redemption date, (ii) a default or delay in payments due the Fund from Investee Pools, commodity brokers, banks or other Persons, or (iii) other

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significant administrative or other hardships exist (collectively,
"Hardships"), the Fund may in turn delay payment to Members requesting redemption of the proportionate part of the value of redeemed Units represented by the illiquid sum or sums which are the subject of such Hardships, in which event payment for redemptions will be made to Members as soon as practicable following the resolution of such Hardships. The Managing Member will, in its sole and absolute discretion, determine whether to liquidate positions held by the Fund to redeem the Units and whether it is in the Fund's best interest to do so. The Managing Member may, but is not obligated to, borrow funds on behalf of the Fund to fund a distribution to any Redeeming Member. In addition, the Managing Member may distribute Financial Instruments in-kind, in whole or in part, in lieu of effecting in cash a redemption of all or a portion of the Units held by a Member.


(c) The Managing Member may suspend the issue, valuation, sale, purchase and/ or redemption of Units (or payment of redemption proceeds) in any Fiscal Year during any period in which (i) the Managing Member determines that (A) the suspension is necessary in order to assure that the Fund will not be treated as "publicly traded" under Code Section 7704, and treatment as "publicly traded" would be adverse to the Members, or (B) the effect of redemptions, including redemptions for which Redemption Notices have been received, would materially impair the Fund's ability to operate in pursuit of its objectives, or the remaining Members would be unfairly and materially disadvantaged, (ii) any recognized exchange on which a portion of the Financial Instruments held by the Fund are quoted, listed or dealt in is closed otherwise than for ordinary holidays, or during which dealings in any such recognized exchange are restricted or suspended, (iii) the existence of any state of affairs which constitutes an emergency or otherwise as a result of which, disposal or valuation of Financial Instruments held by the Fund cannot in the opinion of the Managing Member be effected or completed normally or without prejudicing the interest of Members, (iv) any breakdown in the means of communication normally employed in determining the price or value of any portion of the Fund's investments, or of current prices in any market as aforesaid, or when for any other reason the prices or values of any portion of the investments owned by the Fund cannot reasonably be promptly and accurately ascertained,
(v) any period when the transfer of funds involved in the realization or acquisition of any investments cannot, in the opinion of the Managing Member, be effected at normal rates of exchange, or (vi) any period during which redemptions would materially impair the operations of the Fund or jeopardize its tax status. The Managing Member's good faith determinations pursuant to the preceding sentences shall be final and conclusive as to all the Members. The Fund will promptly notify Members of any such suspension, and the termination of any such suspension, by means of a written notice. To the extent that a Redemption Notice is not withdrawn, the redemption shall be affected promptly following the recommencement of redemptions or valuations.

6.2 Involuntary Redemption. The Managing Member may at any time, in its sole and absolute discretion, require any Member to withdraw all or any portion of its Units as of any date by giving a written Redemption Notice of not less than thirty (30) days' advance notice to such Redeeming Member. In addition, no notice shall be required, and the effective date of redemption may be retroactive, with respect to any Member (i) if the Managing Member has reason to believe that such Member acquired Units as a result of a misrepresentation,
(ii) if the Managing Member has reason to believe that such Member's ownership of Units would cause the Fund or the Managing Member to be in violation of any law or regulation applicable to the Fund, the Managing Member or the Member, or
(iii) if the Managing Member has reason to believe that redemption of the Member is necessary to avoid having the assets of the Fund treated as "Plan Assets" under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The Member thus designated shall redeem from the Fund or redeem that portion of such Member's Capital Account specified by the Managing Member, as the case may be, as of the close of business on such date as is determined by the Managing Member. The Member shall be deemed to have made a partial or complete redemption from its Capital Account, as the case may be, without further action on the part of said Member and the provisions of Section 6.1 shall apply to such Member.

6.3 Effect of Complete Redemption. A Member who elects (or is required) to make a complete redemption from its Capital Account shall continue as a Member between the date of its Redemption Notice (if any) and the effective date thereof, but following the date of its Redemption Notice (if any) shall have no further right to exercise any of the powers conferred herein or under the laws of the State of Delaware or any other jurisdiction purporting by statute to grant express rights to a member of a limited liability company, except that all allocations of increases or decreases in the Net Asset Value of the Fund attributable to the Capital Account of the Redeeming Member and any distributions made with respect thereto shall be made to such Redeeming

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Member through the effective date of such Member's redemption.  After the effective date of a redemption, a Redeeming Member shall cease to participate in the profits and losses of the Fund and the Capital Account of such Redeeming Member shall not be included in calculating the Unit Ownership Percentages of the Members necessary to take action under this Agreement. Upon the receipt of the distributions required to be made in retirement of a Redeeming Member's Capital Account, such Redeeming Member shall have no further rights under this Agreement. The redemption of a Member shall not affect a dissolution of the Fund and the remaining Members shall continue the Fund pursuant to this Agreement.

6.4 Distributions. The Managing Member, in its sole and absolute discretion, may at any time, or from time to time, cause the Fund to make a distribution to the Members of the Fund of an amount that the Managing Member does not expect to use in the operations of the Fund and that is available after the payment of all expenses then due and the creation of reasonable reserves for expenses and for additional investments in the Investee Pools or Financial
Instruments. Such distributions shall be made to the Members in proportion to their Unit Ownership Percentages for the Accounting Period in which such distributions are made to the Members, unless the Managing Member determines, in its sole and absolute discretion, that distributions should be made in different proportions. At the sole and absolute discretion of the Managing Member, distributions may be made in cash or in kind to the Members.

6.5 Limitations; Form of Distributions. No Member shall be entitled to receive any distribution or make any redemption except as expressly provided in this Agreement. No Member shall have the right to demand and receive property other than cash. All distributions made pursuant to this Agreement may be made in cash or in kind as the Managing Member, in its sole and absolute discretion, may determine.

6.6 Redemptions by the Managing Member. The Managing Member may make redemptions from its Capital Account at any time, without notice to the Members.

6.7 Effect of Fund Dissolution. Notwithstanding anything to the contrary herein, no redemption under this Article VI shall be effective if the Fund is dissolved on or before the proposed effective date of such redemption.


ARTICLE VII.
MANAGEMENT

7.1 Authority of the Managing Member. The management, operation, and determination of policy of the Fund shall be vested exclusively in the Managing Member. The Managing Member shall have the authority and power on behalf and in the name of the Fund to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary, advisable, or incidental to the purposes of the Fund set forth in Section
2.4. The Managing Member may delegate any or all of its responsibilities designated under this Agreement to one or more Persons, in its sole and absolute discretion, on such terms as the Managing Member shall decide. The Managing Member is authorized to combine purchase or sale orders on behalf of the Fund together with orders for other accounts managed by the Managing Member or its Affiliates and allocate the Financial Instruments or assets so purchased or sold, on an equitable basis, among such accounts. In the event that any Additional Managing Member is admitted to the Fund, such Additional Managing Member shall not be entitled to participate in the management of the business of the Fund except to the extent that duties may from time to time be assigned to the Additional Managing Member(s) by the Managing Member. Any Additional Managing Member(s) to whom duties are so assigned is authorized only to act for or on behalf of the Fund by reason of such assignment to the extent and within the scope of the duties assigned by the Managing Member.

7.2  Activities of the Managing Member and Affiliates; Interested Members.

(a) Although nothing herein shall require the Managing Member (or any Affiliate thereof) to devote full time or any material proportion of its time to the Fund, the Managing Member hereby agrees to use its best efforts in connection with the purposes and objectives of the Fund and to devote to such

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purposesand objectives such of its time and activity (and the time and activity of its employees) during normal business days and hours as it in its discretion shall deem necessary for the management of the affairs of the Fund; provided, however, that nothing contained in this Section 7.2 shall preclude the Managing Member or any Affiliate thereof from: (i) acting, consistent with the foregoing, as a director, stockholder, officer, or employee of any corporation, a trustee of any trust, a partner of any partnership, a member of any other limited liability company, or an administrative official of any other business or governmental entity, regardless of whether the Fund invests in or has dealings with such corporation, trust, partnership, limited liability company, or other entity; or (ii) receiving compensation for services rendered thereto, or participating in profits derived from investments in, any such corporation, trust, partnership, limited liability company, or other entity.

(b) The fact that a Member or an Affiliate of a Member directly or indirectly owns an interest in, has any right to receive any payment with respect to, or is otherwise connected with any Person with which or with whom the Fund has dealings, and the right of a Member or an Affiliate of a Member to receive the payment of advisory and management fees, brokerage fees, profit shares and other amounts, shall not preclude such investments or dealings or make them void or voidable, and neither the Fund nor any of the Members shall have any rights in or to such investments or dealings or any payments or profits derived therefrom. Without limiting the generality of the foregoing sentence, the Managing Member (or any Affiliate thereof) shall have the right to participate, directly or indirectly, in the fees payable by the Fund to investment advisers or asset managers retained by the Fund, and may serve as a manager of, managing member of, or adviser to any Investee Pool in which the Fund may invest and receive a share of the profits of such Investee Pool or fees therefrom. Neither the Managing Member, nor any Affiliate of the Managing Member, shall be obligated to present any particular investment opportunity to the Fund even if such opportunity is of a character which, if presented to the Fund, could be taken by the Fund, and each of them shall have the right to take for its own account (individually, as trustee or Managing Member, or on behalf of any client) or to recommend to other individuals or entities any such particular investment opportunity.

(c) Nothing in this Agreement should be construed to prohibit any Member (or Affiliate thereof) from buying or selling Financial Instruments or other property for its own account, including Financial Instruments which are the same as those held by the Fund, but no Member as principal shall buy Financial Instruments from or sell Financial Instruments to, the Fund.

7.3  Expenses and Management Fee.

(a) The Managing Member will pay all of the Fund's organizational and initial offering expenses.

(b) The Fund will pay the Managing Member administrative expenses at the rate of approximately 0.65% per annum (.054167% per month) of the Fund's Net Assets determined as of the first business day of each month and out of this amount, the Managing Member will pay the expenses associated with the operations of the Fund including organizational and initial offering expenses, audit, accounting, administrative legal and overhead expenses, as well as fees and expenses of certain custodians of the Fund or Fund Members, and other similar expenses. The Managing Member is responsible for covering any ordinary fees incurred in excess of this amount. The Fund will pay any direct brokerage commissions or related expenses, taxes or extraordinary expenses applicable to it.

(c) The Managing Member will receive an annual Management Fee from the Fund computed and paid monthly in arrears equal to the applicable annual percentage rate for each Unit of a Class outstanding determined as of the first business day of each month. The Management Fee applicable to the Class A Units and Class B Units shall be 1.0% annually of the applicable Net Asset Value per Unit for each such Unit. The Management Fee applicable to Class C Units and Class D Units shall be 0.50% annually of the applicable Net Asset Value per Unit for each such Unit. The Class E Units shall not be charged a Management Fee. The Managing Member will share the Management Fee equally with the Sub-Advisor. The Managing Member also may, in its sole and absolute discretion, reduce or waive the Management Fee with respect to any Member. For purposes of computing the Management Fee, Net Assets will be determined before any applicable selling or trailing commission, accrued but unpaid Incentive Allocation or applicable state taxes. The Management Fee will be paid to the Managing Member regardless of whether the Fund has accrued any profit.

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(d)  Each month, beginning in the first month of investment, the Managing
Memberwill receive reimbursement for selling or trailing commissions equal to anannual rate of 2.0% of the Net Asset Value per Unit as of the first business day of each month for the Class A Units sold by registered broker/dealers ("Selling Agents") retained by the Managing Member to act as its agent in connection with the offer and sale of such Units, and an annual rate of 1.0% of the Net Asset Value per Unit as of the first business day of each month for the Class C Units sold by Selling Agents to be paid by the Managing
Member to such Selling Agents.

7.4 Advisory, Consulting and Other Services. The Managing Member may enter into agreements with one or more Persons, including, without limitation, the Sub-Advisor, to serve as investment advisers, commodity trading advisors, consultants, administrators, valuation agents, appraisers or selling agents, to the Fund on a discretionary or non-discretionary basis and upon such other terms and conditions as the Managing Member may determine. The Managing Member at any time may terminate the services of an investment adviser, commodity trading advisor, consultant, administrator, valuation agent, appraiser or selling agent, and substitute any other investment adviser, commodity trading advisor, consultant, administrator, valuation agent, appraiser or selling agent. Nothing herein shall require the Managing Member to employ or continue to employ the services of any investment adviser, commodity trading advisor, consultant, administrator, valuation agent, appraiser or selling agent, or be construed to limit in any way the discretion or management power or authority of the Managing Member. The Managing Member will bear all fees and expenses due to any investment advisers, commodity trading advisors, consultants, administrators, valuation agents, appraisers or selling agents, with whom the Managing Member contracts to provide services to the Fund.

7.5 Exculpation. Except as may be required by applicable securities laws or other law, neither the Managing Member or any Additional Managing Member, any of their respective Affiliates, or any member, officer, director, employee or shareholder of the Managing Member, any Additional Managing Member, or any of their respective Affiliates (individually, a "Party" and collectively, the "Parties"), shall be liable, responsible or accountable in damages or otherwise to the Fund or any of the Members for honest mistakes of judgment, or for losses due to such mistakes or due to the negligence, dishonesty or bad faith of any employee, broker or other agent of the Fund, or for any action taken or failure to act in any way related to the Fund or its business or affairs (including but not limited to (i) failure to obtain the lowest negotiated brokerage commission rates or other transaction costs, or to combine or arrange orders so as to obtain the lowest commission rates or other transaction costs with respect to any transaction on behalf of the Fund, or failure to recapture, directly or indirectly, any brokerage commissions or other transaction costs for the benefit of the Fund, or (ii) claims, costs, expenses, damages or losses due to, including but not limited to, the Bankruptcy, insolvency or suspension of normal business activities of any Investee Pool, bank, brokerage firm, custodian or transfer agent holding assets of the Fund, or due to the negligence, dishonesty, bad faith or malfeasance of any investment adviser with whom the Fund invests, either directly or indirectly, any Affiliate of any entity in which the Fund invests, or any employee, broker or other agent of the Fund), if such Party acted in good faith and in a manner it believed to be in, or not opposed to, the interests of the Fund; provided, however, that such Party shall not be relieved of liability in respect of any loss, expense or damage caused by such Party's actual fraud, gross negligence or wanton or willful misconduct. The termination of any pending or threatened action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that a Party did not satisfy the standards for exculpation set forth in this Section 7.5. The Managing Member may consult with Legal Counsel and Accountants in respect to the Fund's affairs and shall be fully protected and justified in acting or failing to act in accordance with the written or oral advice or opinion of such Legal Counsel or Accountants, provided that they have been selected with reasonable care, and provided further that the failure to obtain any such advice or opinion shall not be evidence as to whether the Managing Member's actions fall within or outside the scope of this Section 7.5.

7.6  Indemnification.

(a) Except as may be prohibited by applicable securities laws or other law, the Fund shall indemnify and hold harmless each Managing Member, Additional Managing Member, their respective members, partners, officers, directors, employees, shareholders and trustees and the members, partners, officers, directors, employees, shareholders and trustees of such parties and, in the sole and absolute discretion of the Managing Member, may indemnify and hold

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harmless any Affiliate thereof, and any employee or agent of, or adviser to, the Managing Member, Additional Managing Member and of their respective Affiliates (such Persons, to the extent they are required to be indemnified hereunder or are provided indemnity hereunder by the Managing Member, are herein collectively referred to as "Indemnified Parties") from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys' fees and expenses), judgments, fines, settlements and other amounts (collectively, the "Liabilities") arising from, or related or incidental to, any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which such Indemnified Party may be involved, or threatened to be involved, as a party or otherwise, and arising out of or related to the initial offering of Units in the Fund, any other offering of Units in the Fund, or the business, operation, administration or termination of the Fund, including, without limitation, Liabilities under federal or state securities laws (and regardless of whether such Indemnified Party continues to be the Managing Member, an Additional Managing Member, any Affiliate of either of them, or a member, partner, officer, director, shareholder, trustee, employee or agent of, or adviser to, the Managing Member, an Additional Managing Member or any of their respective Affiliates at the time any such Liabilities are paid or incurred), if such Indemnified Party acted in good faith and in a manner it believed to be in, or not opposed to, the interests of the Fund, and, with respect to any criminal proceeding, did not in good faith believe its conduct was unlawful; provided, however, that such Indemnified Party shall not be indemnified against any such Liabilities (and the Indemnified Party shall repay all amounts previously advanced by the Fund pursuant to and in accordance with Section 7.6(b) hereof), that were caused by such Indemnified Party's actual fraud, gross negligence or wanton or willful misconduct, unless the court in which such proceeding was brought shall determine the Indemnified Party is fairly and reasonably entitled to indemnity in which case such indemnification shall be provided only to the extent permitted by such court. Notwithstanding the foregoing, to the extent that an Indemnified Party has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this Section 7.6, or in connection with any appeal therein, or in defense of any claim, issue or matter therein, the Fund shall indemnify such Indemnified Party against the expenses, including, without limitation, attorneys' and accountants' fees and expenses, incurred by such Indemnified Party in connection therewith. The termination of any pending or threatened action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnified Party did not satisfy standards for indemnification set forth in this Section 7.6.

(b) Liabilities incurred by any Indemnified Party in defending any pending or threatened claim, demand, action, suit or proceeding shall, from time to time, be paid by the Fund in advance of the final disposition or settlement of such claim, demand, action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Party to repay such amounts
(or a proportionate share of such amounts determined in accordance with clause (c) of this Section 7.6 if applicable) if it is ultimately determined that the Indemnified Party is not to be indemnified by the Fund as provided in this Section 7.6.

(c) If for any reason (other than the fraud, gross negligence or the wanton or willful misconduct or bad faith of the Indemnified Party), the foregoing indemnification is unavailable to such Indemnified Party, then the Fund shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Fund, on the one hand, and such Indemnified Party on the other hand, but also the relative fault of the Fund and such Indemnified Party as well as any relevant equitable considerations.

(d) The indemnification (or contribution) and advancement of amounts provided by this Section 7.6 shall not be deemed exclusive of, but shall be in addition to, any other rights to which those persons seeking indemnification (or contribution) or advancement of amounts may otherwise be entitled and shall continue as to any Indemnified Party notwithstanding the dissolution or other cessation to exist of such Indemnified Party or the redemption, adjudication of Bankruptcy or insolvency of such Indemnified Party, such Indemnified Party's no longer serving in the capacity entitling it to indemnification under the provisions of this Section 7.6, or the termination of the Fund.

(e) The Fund may purchase and maintain insurance on behalf of any of the Indemnified Parties, and such other persons as the Managing Member shall determine, against any Liabilities that may be asserted against or that may be incurred by such persons arising out of or related to the initial offering of Units, any other offering of Units or other interests in the Fund, and/or the business, operation, administration or termination of the Fund,

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regardless of whether the Fund would be required to indemnify any such persons against such Liabilities under the provisions of this Agreement.

(f) The advancement, indemnity and contribution obligations of the Fund under this Section 7.6 shall be in addition to any liability which the Fund may otherwise have, shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Fund and each of the Indemnified Parties and shall not be deemed to create any rights for the benefit of any other party. The provisions of this Section 7.6 shall survive any termination of this Agreement or an Event of Withdrawal with respect to the Managing Member or Additional Managing Member.

7.7 Reliance by Third Parties. No Person shall be required to inquire into the authority of the Managing Member to bind the Fund. Persons dealing with the Fund shall be entitled to rely on a certification by the Managing Member with regard to the authority of any other person to act on behalf of the Fund in any matter.

7.8 Registration of Assets. Any assets owned by the Fund may be registered in the Fund name, or in the name of a nominee, or a "street name." Any corporation, brokerage firm or transfer agent called upon to transfer any assets to or from the name of the Fund shall be entitled to rely upon instructions or assignments signed or purporting to be signed by the Managing Member or its agents without inquiry as to the authority of the person signing or purporting to sign such instructions or assignment or as to the validity of any transfer to or from the name of the Fund.

7.9 Limitation on Authority of Managing Member. The Managing Member shall not have the authority without the written consent of or ratification by all the Members to: (i) do any act in contravention of the Certificate; or (ii) possess Fund property or assign rights to specific Fund property for other than a Fund purpose.

7.10  Withdrawal of Managing Member or Additional Managing Member.

(a) The Managing Member or any Additional Managing Member may make a complete withdrawal from the Fund with ninety (90) days prior written notice to all the Members; provided, however, in the event Aspen Partners, Ltd. withdraws from the Fund, any Member may make a complete redemption of its Units effective coincident with the effective date of the withdrawal of Aspen Partners Ltd., upon written notice to the Fund within fifteen (15) days after written notice of the withdrawal of Aspen Partners, Ltd. is delivered to such Member. The right of a Member who redeems from the Fund pursuant to this
Section 7.10(a) to receive distributions in retirement of its Capital Account shall be governed by Section 6.1 hereof. Notwithstanding anything herein to the contrary, a Member shall not be permitted to make a redemption of its Units pursuant to this Section 7.10(a) if Aspen Partners, Ltd. transfers its Units or assigns its duties hereunder to one of its Affiliates. Neither the Managing Member nor any Additional Managing Member may be removed from the Fund by the Members or otherwise.

(b) Upon the occurrence of an Event of Withdrawal with respect to any Additional Managing Member, the Fund shall not be dissolved and the Managing Member shall continue the business of the Fund unless the Managing Member elects within ninety (90) days after the occurrence of such Event of Withdrawal to discontinue the Fund business. Upon the occurrence of an Event of Withdrawal with respect to the last remaining Managing Member, the Fund shall dissolve, unless within ninety (90) days after the occurrence of such Event of Withdrawal, all of the Members shall elect to continue the Fund business and designate a Substitute Managing Member. In the event that the Fund is continued in accordance with either of the two preceding sentences, the withdrawing Managing Member or the withdrawing Additional Managing Member:

    (i) Shall be and remain liable for all obligations and liabilities incurred by it as a Managing Member or Additional Managing Member during its membership in the Fund;

    (ii) Shall be free of any obligations or liability incurred on account of the activities of the Fund from and after the time as of which it ceased to be a Managing Member or Additional Managing Member of the Fund, and the Managing Member's or the Additional Managing Member's right to indemnity set forth in

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Section 7.6 hereof shall survive the withdrawal of the Managing Member or the
Additional Managing Member; and

    (iii) Shall be entitled to receive (A) Incentive Allocations computed in accordance with Section 4.3 and expense reimbursement, or other amounts due and owing to it at the date of such withdrawal, plus (B) its Capital Account as of the close of the Accounting Period in which the Event of Withdrawal is effective. If the Managing Member's or Additional Managing Member's Capital Account is charged and if such charge results in a negative Capital Account balance, the Managing Member or Additional Managing Member shall contribute amounts to the Fund sufficient to eliminate such negative balance.


ARTICLE VIII.
RIGHTS AND OBLIGATIONS OF THE MEMBERS

8.1  General.

(a) Member, as such, will not be personally liable for any of the debts, liabilities, contracts or any other obligations of the Fund. A Member will be liable only to make its Capital Contribution required hereunder and will not be required to lend any funds to the Fund or, after its Capital Contribution shall have been paid, to make any further Capital Contribution to the Fund. If the Managing Member determines in good faith that a Member is liable for any liabilities arising out of events occurring in any Accounting Period in which the Member was a Member, the Member may be required to return amounts previously distributed to such Member to the extent of such Member's share of such liability; provided that no third party shall be entitled to rely on this provision.

(b) The Managing Member shall not have any personal liability for the repayment of the Capital Contributions of any Member.

(c) No Member may take part in the management or control of the business of the Fund, transact any business for the Fund, or have any authority to sign for or bind the Fund.

8.2  Assignments by Members and Assignees.

(a) Subject to any restrictions on transferability created by operation of law or contained elsewhere in this Agreement, a Member may assign (which term shall include, for purposes of this Article VIII, a sale, gift, pledge, hypothecation or other disposition or transfer) all or part of its Units only if all the following conditions are satisfied:

    (i) Except as otherwise consented to by the Managing Member, the assignee meets all of the requirements applicable to an original subscriber for Units and consents in writing in form satisfactory to the Managing Member to be bound by the terms of this Agreement, as if it were the assignor;

    (ii)  Such assignment is made in form satisfactory to the Managing Member;

    (iii) The Managing Member has consented in writing to such assignment, which consent may be withheld in the sole and absolute discretion of the Managing Member or conditioned upon such opinions of counsel to the assignor as the Managing Member may prescribe in its sole and absolute discretion; and

    (iv) The assignor, assignee, and (if deemed necessary by the Managing Member) all other Members have executed all such certificates and other documents and performed all such acts as the Managing Member deems

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    necessary or appropriate to effect a valid transfer and to preserve the rights, status and existence of the Fund.

    Notwithstanding the foregoing, the Managing Member, in its sole and absolute discretion, may waive any or all of the foregoing conditions.

(b) If a Member assigns all of its Units in the Fund, such Member will, upon the effective date of such assignment, cease to be a Member for all purposes but will not be relieved of any obligations it may have had under this Agreement before the date of such assignment. The effective date of an assignment under this Section 8.2 shall be as determined by the Managing Member.

(c) Unless and until an Assignee of a Unit in the Fund becomes a Substitute Member, such Assignee shall not be entitled to exercise any of the rights provided to a member under the laws of the State of Delaware or any other jurisdiction purporting by statute to grant express rights to a member of a limited liability company, except that all allocations of increases or decreases in Net Asset Value of the Fund which are allocable to any Unit in the Fund acquired by reason of an assignment and any distributions made with respect thereto shall be made to the assignor in respect to those arising prior to the effective date of the assignment and to the Assignee in respect of those arising after the effective date. Unless otherwise permitted by the Managing Member, no Assignee will have the right to become a Substitute Member unless and until: (i) the Managing Member has consented thereto, which consent may be withheld in the sole and absolute discretion of the Managing Member; (ii) if deemed necessary by the Managing Member, an amended Certificate has been duly executed and filed in the appropriate public offices; and (iii) the assignor and Assignee execute and acknowledge such other instruments, in form and substance satisfactory to the Managing Member, as the Managing Member may deem necessary or desirable to effect such substitution.

(d) By executing this Agreement, each Member shall be deemed to have consented to any assignment consented to by the Managing Member and to the admission of an Assignee as a Substitute Member permitted by the Managing Member. Each Member agrees, upon request of the Managing Member, to execute such certificates or other documents and perform such acts as the Managing Member deems appropriate to preserve the status of the Fund as a limited liability company after the completion of any assignment of any Units in the Fund pursuant to the terms of this Agreement under the laws of any jurisdiction in which the Fund is doing business. For purposes of this subsection (d), any transfer of any Units in the Fund, whether voluntary or by operation of law, shall be considered an assignment.

(e) Notwithstanding anything in this Section 8.2 to the contrary, no Member may assign, encumber or otherwise transfer all or any part of such Member's Units in the Fund if such transfer might, in the judgment of the Managing Member, result in (A) the assets of the Fund being treated as plan assets under ERISA, except as permitted by the Managing Member, (B) the characterization of the Fund as "publicly traded" for federal income tax purposes, (C) the Fund being required to register as an investment company under the Investment Company Act of 1940, as amended, or (D) the Fund being in violation of any law or regulation applicable to the Fund or a Member. Any attempt to effect any such transfer, assignment or sale shall be null and void ab initio and of no legal force or effect whatsoever, it being understood that nothing in this subsection (e) shall be construed as a limitation on a Member's rights of redemption under Article VI.

8.3 Death, Bankruptcy, or Incapacity of Member. In the event an individual Member or Assignee dies or is incapacitated, or in the event of the Bankruptcy of a Member or Assignee, the duly appointed and qualified legal representative of such Member or Assignee shall succeed to the Units of such Member or Assignee upon furnishing to the Managing Member satisfactory evidence of such representative's appointment and authority, but such legal representative (i) shall have only the status of an Assignee (except that the executor or administrator of the estate of a deceased Member shall have all the rights of a Member for the purpose of settling its estate or administering its property), and (ii) may assign the Units of such Member or Assignee only as permitted by Section 8.2 and the Act. The provisions of clause (ii) shall apply to any assignment or distribution by any legal representative to the beneficiaries under the will of, or the heirs at law of, any deceased Member or Assignee.

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ARTICLE IX.
DISSOLUTION AND TERMINATION OF THE FUND

9.1 Dissolution. The Fund shall dissolve and wind up its affairs upon the earliest to occur of the following events:

(a) An Event of Withdrawal of the last remaining Managing Member and the Members do not elect to continue the business of the Fund and designate a Substitute Managing Member in accordance with Section 7.10(b);

(b)  An event which makes it unlawful for the Fund business to be continued; or

(c) Determination by the Managing Member in its sole and absolute discretion to dissolve the Fund.

9.2  Liquidation and Distribution.

(a)  Upon the dissolution of the Fund under the circumstances described in
Section 9.1, the Managing Member (or, in the event the dissolution is caused by dissolution or Bankruptcy of the Managing Member, the remaining managing members, if any, or a Person selected by a majority-in-interest of the Members) shall act as liquidating trustee and shall wind up the affairs of the Fund. The liquidating trustee shall: (i) sell or dispose of the Fund's assets in an orderly manner (it being agreed that the liquidating trustee shall have full right and unlimited discretion to determine the time, manner and amount of any sale or disposition having due regard to the activity and condition of the relevant market and general financial and economic conditions); (ii) apply the proceeds therefrom (together with other funds held by the Fund) to the payment of the Fund's outstanding unpaid liabilities and obligations (including, to the extent permitted by law, any liabilities to creditors who are Members) and the expenses of liquidation; and (iii) establish such reserves which the liquidating trustee may deem reasonably necessary for any contingent or unforeseen liabilities, obligations or expenses (including, the expenses of maintaining such reserves) of the Fund arising out of or in connection with its business and affairs or its liquidation. Such reserves shall be held by the liquidating trustee for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies and, at the expiration of such reasonable wind-up period as the liquidating trustee shall deem advisable, for distributing the balance remaining in the manner hereinafter provided. For purposes hereof, the expenses of liquidation shall include fair compensation for services rendered to the Fund by any Person (including a Member), as well as a reasonable allocation of indirect overhead expenses of the Managing Member or any non-Member (including any Affiliate of the Managing Member) who performs administrative services for the Fund (including salaries of accounting, secretarial, and clerical personnel, office rent, utilities, and other office expenses) to the extent such expenses are attributable to the liquidation of the Fund.

(b) The Fund's Net Assets, after satisfaction of its liabilities and expenses (including the expenses of liquidation) shall be applied in the following manner and order:

    (i)  Allocation of the Incentive Allocation calculated in accordance with
Section 4.3 for the calendar year of termination; and

    (ii) Distribution of the remaining assets to the Members in proportion to their closing Capital Account balances for the Accounting Period in which termination under Section 9.3 takes place, without distinction between the Managing Member and Members.

9.3 Termination. Each Member shall be furnished with a statement prepared by the Accountants, which shall set forth the assets and liabilities of the Fund as of the date of dissolution. Upon compliance with the distribution plan set forth in Section 9.2, the Members shall cease to be such, and the Managing Member or the liquidating trustee shall execute, acknowledge, and cause to be filed a certificate of cancellation of the Fund. Upon completion of the dissolution, winding up, liquidation, and distribution of the liquidation proceeds, the Fund shall terminate.

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ARTICLE X.
MISCELLANEOUS PROVISIONS

10.1  Appointment of Managing Member as Attorney-in-Fact.

(a) Each Member, by the execution of this Agreement, irrevocably constitutes and appoints the Managing Member its true and lawful attorney-in-fact with full power and authority in its name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including, but not limited to:

    (i) All fictitious name certificates and all certificates and other instruments (including the Certificate and counterparts of this Agreement), and any amendment or restatement thereof, which the Managing Member deems appropriate to form, qualify or continue the Fund as a limited liability company in the jurisdictions in which the Fund may conduct business or in which such formation, qualification or continuation is, in the opinion of the Managing Member, necessary or desirable to protect the limited liability of the Members;

    (ii) All amendments to this Agreement and the Certificate adopted in accordance with the terms hereof and all instruments which the Managing Member deems appropriate to reflect a change or modification of the Fund in accordance with the terms of this Agreement; and

    (iii) All conveyances and other instruments which the Managing Member deems appropriate to reflect the dissolution and termination of the Fund.

(b) The foregoing appointment shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Members under this Agreement will be relying upon the power of the Managing Member to act as contemplated by this Agreement in any filing and other action by it on behalf of the Fund, and shall survive the Bankruptcy, death, adjudication of incompetence or insanity, or dissolution of any Member hereby giving such power and the transfer or assignment of all or any part of the Units held by such Member; provided, however, that in the event of the transfer by a Member of all of its Units, the foregoing power of attorney of a transferor Member shall survive such transfer only until such time as the transferee shall have been admitted to the Fund as a Member or Substitute Managing Member, as the case may be, and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

10.2  Signatures; Amendments.

(a) Each Member shall become a party hereto by signing such number of counterpart signature pages to this Agreement or such other instrument or instruments, and in such manner, as the Managing Member shall determine, provided that no such counterpart or instrument shall be binding until it shall have been accepted by the Managing Member. Each party hereto agrees to execute or cause to be executed all such documents, and to do or cause to be done all such filings and other acts necessary (or, in the judgment of the Managing Member, appropriate) to comply with the applicable laws of the State of Delaware and any jurisdiction in which the Fund conducts its business.

(b) This Agreement may be amended from time to time by the Managing Member, without the consent of any of the Members, to make any changes deemed necessary or appropriate by the Managing Member, including without limitation, such changes as are necessary: (i) to add to the representations, duties or obligations of the Managing Member or surrender any right or power granted to the Managing Member herein if such surrender would be for the benefit of the Members; (ii) to add such provisions as will modify the rights and obligations of only those Members who elect to have such rights and obligations so modified; (iii) to delete or add any provision of this Agreement required to be so deleted or added by a federal agency or by a state "Blue Sky" commissioner or similar such official, which addition or deletion is deemed by such agency, commissioner or official to be for the benefit or protection of the Members; (iv) to amend or add to the provisions

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of Article IV relating to the allocation of the taxable income or loss as may become necessary to ensure that such allocations comply with Section 704 of the Code and the Treasury Regulations thereunder; (v) to prevent the Fund from being deemed an "investment company" for purposes of the Investment Company Act of 1940, as amended; and (vi) to clarify any provision of this Agreement; provided, however, that no amendment pursuant to this Section 10.2(b) shall be adopted pursuant to this Section 10.2(b) unless the adoption thereof: (A) is for the benefit of or not adverse to the Units of any Member (unless such Member consents thereto); and (B) does not adversely affect the limited liability of the Members or the status of the Fund as a limited liability company for federal income tax purposes.

(c) In addition to the amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the Managing Member with the consent of the holders of a majority-in-interest of the Units of the Fund; provided, however, that without the consent of the Members to be adversely affected by the amendment, this Agreement may not be amended pursuant to this subsection (c) so as to: (i) modify the limited liability of a Member; or
(ii) alter the Units held by a Member in the Net Asset Value or distributions from the Fund in a manner not otherwise permitted hereunder.

(d) In making any amendments, there shall be prepared and filed for recordation by the Managing Member such documents and certificates as shall be required to be prepared and filed under the Act and under the laws of the other jurisdictions under the laws of which the Fund is then formed or otherwise required to make such filing. The Managing Member shall give written notice to all Members promptly after any amendment has become effective.

10.3 Notices and Addresses. All notices required to be given under this Agreement shall be in writing and shall be mailed by certified or registered mail, hand delivered, or delivered by next business day courier. Any notice to be sent to the Fund shall be mailed to the principal place of business of the Fund or at such other address as the Managing Member may specify in a notice sent to all of the Members. All notices to Members shall be mailed or delivered to the Members at the addresses contained in the Fund's records or such other address as a Member may notify the Fund of in writing. Notices shall be effective on the date three days after the date of mailing or, if hand delivered, on the date of delivery, provided, however, that notices to the Managing Member shall be effective upon receipt.

10.4 Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties thereto, the parties expressly agree that this Agreement is governed by and to be construed in accordance with the laws of the State of Delaware without regard to conflict of laws principles.

10.5 Consent to Jurisdiction. To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the courts of the State of Georgia and of the U.S. District Court of the Northern District of Georgia.

10.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Members, Assignees, and their respective legal representatives and successors.

10.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

10.8 Modifications to be In Writing. This Agreement constitutes the entire understanding of the parties hereto and no amendment, modification or alteration will be binding unless the same is in writing and adopted in accordance with the provisions of Section 10.2.

10.9 Consent or Approval of Members. Wherever in this Agreement the consent or approval of a Member is required (including, without limitation, under Section 10.2 governing amendments to this Agreement), such consent shall be deemed given by a Member if (i) such Member affirmatively grants such consent, or (ii) such Member fails to respond within the allocated time

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period after the date on which a written notice containing information regarding the matter to be consented to or approved is sent to such Member. In each case, the manner in which consent or approval is to be given shall be determined by the Managing Member in its sole and absolute discretion.

10.10 Interpretation. The use of the neuter herein shall be deemed to include the feminine and masculine genders. The use of either the singular or the plural includes the other unless the context clearly requires otherwise. The captions are inserted for convenience of reference only and shall not affect the construction of this Agreement.

10.11 Validity and Severability. If any provision of this Agreement is held invalid or unenforceable, such decision shall not affect the validity or enforceability of any other provision of this Agreement, all of which other provisions shall remain in full force and effect.

10.12 Statutory References. Each reference in this Agreement to a particular statute or regulation, or a provision thereof, shall be deemed to refer to such statute or regulation, or provision thereof, or to any similar or superseding statute or regulation, or provision thereof, as is from time to time in effect.

10.13 Partition Action. Each party hereto irrevocably waives any right which it may have to maintain an action for partition with respect to property of the Fund.


ARTICLE XI.
BANK HOLDING COMPANY REGULATORY COMPLIANCE

11.1 Non-Voting Units. That portion of any Units held by a BHC Member which is determined at the time of admission of such BHC Member to be in excess of 4.99% of the aggregate Units outstanding, excluding for purposes of calculating such percentage those Units that are Non-Voting Units, shall be a Non-Voting Unit (whether or not subsequently transferred in whole or in part to any other person) except as provided in the following sentence. Upon the admission of any Member to, or any redemption of a Member from, the Fund, a recalculation of the Units in the Fund held by all BHC Members shall be made, and only that portion of the total Units in the Fund held by each BHC Member that is determined as of the date of such admission or redemption to be in excess of 4.99% of the aggregate Units outstanding, excluding Non-Voting Units as of such date, shall be a Non-Voting Unit. Except as specifically provided by Section 1.35, Non-Voting Units shall not be counted as Units of Members for purposes of determining under this Agreement whether any vote required hereunder has been approved by the requisite percentage-in-interest of the Members. Except as specifically provided in this Article XI, a Non-Voting Unit shall be treated under this Agreement in the same manner as if it were a Voting Unit. Any Member may, upon notice to the Fund, elect to exchange a Voting Unit for a Non-Voting Unit. Any such election shall be irrevocable and shall bind the assignees of such Member's Units.

11.2 Waiver of Right to Vote for Substitute Managing Member. Each BHC Member irrevocably waives its right to vote its Non-Voting Units on the selection of a Substitute Managing Member under Section 18-801 of the Act, and any other voting rights as set forth in this Agreement, which waiver will be binding upon such BHC Member and upon any person or entity that succeeds to its Units in the Fund.

11.3 Notice of Distribution. The Managing Member and any liquidating trustee shall give at least fifteen (15) days prior written notice to each BHC Member of any proposal to distribute property in kind to such BHC Member and the proposed date of such distribution, and shall not make any such distribution in kind to the extent that such BHC Member advises the Managing Member or such trustee at least five (5) days prior to the date set forth in such notice for such distribution that such distribution in kind could reasonably be expected to cause it to violate the BHC Act. If the BHC Member notifies the Fund that it will not accept a distribution in kind in accordance with the foregoing, the Fund will cause the assets constituting such distribution in kind to be sold and the proceeds thereof to be distributed to the BHC Member, or will make such other arrangements as are reasonably determined by the Managing Member.

11.4 Redemption of non-Permitted Units. In the event that a BHC Member or a group of BHC Members aggregated for BHC Act purposes acquires Units which would

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result in such BHC Member(s) owning Units in excess of 24.99% or such other percentage as is required by the BHC Act (the "BHC Limit") of all Units of the Fund in the aggregate (those Units up to the BHC Limit, the "Permitted Units"), then, notwithstanding anything to the contrary contained in this Agreement, each BHC Member shall have the right to redeem as of the next calendar month-end or such earlier date the Managing Member permits in its sole and absolute discretion, all or a portion, at its option, of its Units which exceeds the Permitted Units, in accordance with Section 6.1. The Managing Member shall immediately notify each BHC Member upon becoming aware of any anticipated event (including, without limitation, proposed redemptions by, or distributions to, other Members) which could cause such BHC Member to exceed the BHC Limit, but shall have no liability for failure to do so.

[signature page follows]

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IN WITNESS WHEREOF, the undersigned have executed this Limited Liability
Company Agreement as of the date first above written.

MANAGING MEMBER:

ASPEN PARTNERS, LTD.

By:	/s/ Kenneth E. Banwart
Name:	Kenneth E. Banwart
Title:	Managing Director

MEMBERS:

By: 	ASPEN PARTNERS, LTD., as attorney-in-fact

By:	/s/ Kenneth E. Banwart
Name:	Kenneth E. Banwart
Title:	Managing Director

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